Exhibit 99.2
ALTA MESA RESOURCES RECEIVES NASDAQ NOTICE OF DELISTING

HOUSTON, September 17, 2019 (GLOBE NEWSWIRE) - Alta Mesa Resources, Inc. (NASDAQ: AMR, “Alta Mesa Resources” or the “Company”) today announced that, on September 13, 2019, it received notice from the Nasdaq Stock Market (“Nasdaq”) that, because the Company filed for protection under Chapter 11 of the U.S. Bankruptcy Code on September 11, 2019 (the “Filing”), and in accordance with Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1, Nasdaq has determined that the Company’s common stock will be delisted from Nasdaq. This determination is based on the Filing and associated public interest concerns raised by it, concerns regarding the residual equity interest of the existing listed securities holders and concerns about the Company’s ability to sustain compliance with all requirements for continued listing on Nasdaq. Given the continued listing requirements of Nasdaq and the Company’s pending Chapter 11 cases, the Company does not plan to appeal the Nasdaq determination to delist the Company’s common stock.  Accordingly, trading of the Company’s common stock and warrants will be suspended at the opening of business on September 24, 2019, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s common stock from listing and registration on Nasdaq. The Company expects the common stock and warrants to be traded over-the-counter under the symbol “AMRQ” and “AMRWWQ” and expects to continue filing its annual, quarterly and current reports in accordance with the requirements under the Securities and Exchange Act of 1934, as amended.

Safe Harbor Statement and Disclaimer:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements, other than statements of historical fact, including but not limited to, the timing of the delisting of the Company’s common stock, the future trading of the Company’s stock and warrants over-the-counter and the continuation of filing Company reports under the Exchange Act are forward-looking statements. These forward-looking statements are based on the Company’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Alta Mesa Resources cautions you that these forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. Except as otherwise required by applicable law, Alta Mesa Resources disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

About Alta Mesa Resources:
Alta Mesa Resources, Inc. is an independent energy company focused on the development and acquisition of unconventional oil and natural gas reserves in the Anadarko Basin in Oklahoma, and through Kingfisher Midstream, LLC, provides best-in-class midstream energy services, including crude oil and gas gathering, processing and marketing and produced water disposal to producers in the STACK play.

FOR MORE INFORMATION CONTACT: Bruce Connery, Al Petrie Advisors, bconnery@altamesa.net, 281-943-1375